Exhibit 99.1

PRESS RELEASE

Dick’s Sporting Goods Announces Successful Completion of Consent Solicitation

PITTSBURGH, Pa., December 23, 2004 — Dick’s Sporting Goods, Inc. (NYSE: DKS) announced today the successful completion of its previously announced solicitation to amend the indenture related to its 2.375% Senior Convertible Notes due 2024 (CUSIP Nos. 253393AA0 and 253393 AB 8) (the “Notes”).

The amendment eliminates a provision in the indenture that prohibits the Company from paying cash upon a conversion of the Notes if an event of default, as defined in the indenture, has occurred and is continuing at that time.

Georgeson Shareholder acted as information agent for the consent solicitation. Merrill Lynch & Co. acted as the solicitation agent.

About Dick’s Sporting Goods, Inc.

Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of October 30, 2004, the Company operated 233 stores in 32 states primarily throughout the Eastern half of the U.S. under the Dick’s Sporting Goods and Galyan’s names.

Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).

Contact:

Michael F. Hines, EVP — Chief Financial Officer or
Jeffrey R. Hennion, SVP — Strategic Planning
724-273-3400
investors@dcsg.com